Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2025, with respect to the consolidated financial statements of Medline Holdings, LP included in the Registration Statement (Form S-1) and related Prospectus of Medline Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

October 28, 2025